EXHIBIT B-3(b)


                AMENDMENT NO. 3 TO LOAN AGREEMENT


       THIS AMENDMENT NO. 3, made and entered into as of November 30, 1996 to the Loan Agreement, dated as of September 18, 1991, as amended ("Loan Agreement"), between Entergy Services, Inc. (hereinafter referred to as "Services"), a corporation organized under the laws of Delaware and having its principal place of business at 639 Loyola Avenue, New Orleans, Louisiana, and Entergy Corporation (hereinafter referred to as "Entergy"), a corporation organized under the laws of Delaware and having its principal place of business at 639 Loyola Avenue, New Orleans, Louisiana.

       WHEREAS, Services and Entergy have heretofore entered into the Loan Agreement, and Services and Entergy desire, upon the terms and subject to the conditions herein set forth, to amend the Loan Agreement in the manner and to the extent hereinafter provided; and

       WHEREAS, on November 27, 1996, the Securities and Exchange Commission (hereinafter referred to as the "Commission") entered an order (Holding Company Act Release No. 35-26617; 70-8899) under the Public Utility Holding Company Act of 1935 authorizing the borrowings by Services from Entergy as contemplated herein.

       NOW THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties hereto agree as follows:

I.     Amendment to Loan Agreement.

   (a)   The  Loan  Agreement  is  hereby  amended  by  restating
Paragraph 1 thereof to read as follows:

                  "From and after November 30, 1996 (the "Third Amendment Effective Date"), Services shall have the right to borrow and reborrow from Entergy and Entergy agrees to lend to Services, from time to time, through November 30, 2001, an aggregate principal amount not to exceed One Hundred Fifty Million Dollars ($150,000,000) at any one time outstanding; provided, however, that the amount of Entergy's commitment hereunder shall be correspondingly reduced by the commitment(s) of any bank or banks to lend money to Services for such period as the commitment(s) of any such bank or banks shall remain in effect (the amount of Entergy's commitment hereunder as from time to time in effect being hereinafter referred to as the "Commitment"). Borrowings hereunder shall be in addition to borrowings by Services from time to time through the Entergy System Money Pool or through such other financing arrangements as may be entered into by Services."

   (b) The Loan Agreement is hereby further amended by restating the third sentence of Paragraph 2 thereof to read as follows:

            "The Note shall (i) be payable to the order of Entergy, (ii) be dated the Third Amendment Effective Date, (iii) be stated to mature on November 30, 2001, and
       (iv) bear interest as provided in paragraph 3 hereof."

   (c) The Loan Agreement is hereby further amended by restating the first sentence of Paragraph 3 thereof to read as follows:

            "The Note shall bear interest on the unpaid principal
       amount thereof at the rate of interest equal to the  prime
       rate   published   daily  in  the  Wall   Street   Journal
       (hereinafter referred to as the "WSJ Rate")."

   (d) The Loan Agreement is hereby further amended by restating the second sentence of Paragraph 4 thereof to read as follows:

            "Any change in the interest rate on the unpaid principal amount of the Note resulting from a change in the WSJ Rate shall become effective as of the opening of business on the day on which such change in the WSJ Rate shall become effective."


II.    Issuance of New Note.

        On the Third Amendment Effective Date, Services will execute and deliver to Entergy a note in the form annexed hereto as Exhibit A, and the Note dated November 30, 1994 shall be deemed replaced and superseded thereby. Thereafter such new Note will evidence the borrowings of Services from Entergy under the Loan Agreement as amended hereby.

III.   Miscellaneous.

   (c) Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof.

  (d) This Amendment No. 3 shall be construed in accordance with and governed by the laws of the State of Louisiana.

        IN WITNESS WHEREOF, the parties hereof have executed this Amendment as of the date and year first above written.


                                ENTERGY SERVICES, INC.



                                By: /s/ Lyn H. Rouchell
                                      Lyn H. Rouchell

                                Title: Assistant Treasurer



                                ENTERGY CORPORATION



                                By:  /s/ William J. Regan
                                          William J. Regan

                                Title: Vice President and Treasurer

                                                        EXHIBIT A

                              NOTE


$150,000,000                                    November 30, 1996
                                           New Orleans, Louisiana



              FOR VALUE RECEIVED, ENTERGY SERVICES, INC. ("Services") promises to pay to the order of ENTERGY CORPORATION ("Entergy"), on November 30, 2001 at its office located at 639 Loyola Avenue, New Orleans, Louisiana 70113, in lawful money of the United States of America, the principal amount of One Hundred Fifty Million Dollars ($150,000,000) or, if less, the aggregate unpaid principal amount of all loans made by Entergy to Services pursuant to the Loan Agreement referred to below, and to pay interest in like money at said office on the unpaid principal amount hereof from the date hereof, payable quarterly in arrears on the first business day of each April, July, October and January, commencing on January 1, 1997, and upon termination of the loan commitment under said Loan Agreement, at a rate per annum equal from time to time to the WSJ Rate as defined in said Loan Agreement.

            This Note is the Note referred to in Amendment No. 3, dated as of November 30, 1996 ("Amendment No. 3"), to the Loan Agreement, dated as of September 18, 1991, as amended ("Loan Agreement"), between Services and Entergy, and is entitled to the benefits and subject to the provisions thereof.

            All loans made by Entergy to Services pursuant to the Loan Agreement, and all payments made on the account of the principal hereof, shall be recorded by Entergy on a schedule which by this reference is incorporated herein and made a part of this Note.

             The unpaid principal amount of this Note may be pre paid, in whole at any time or in part from time to time, without premium or penalty, and is subject to mandatory prepayment under the circumstances and to the extent set forth in the Loan Agreement.

             Upon the occurrence of a default as specified in the Loan Agreement, the principal amount then remaining unpaid on this Note, and accrued interest thereon, may be declared to be immediately due and payable as provided in the Loan Agreement.

             This Note shall be governed by, and construed in accordance with, the laws of the State of Louisiana.


                                 ENTERGY SERVICES, INC.


                                 By: /s/ Lyn H. Rouchell
                                           Lyn H. Rouchell

                                 Title: Assistant Treasurer